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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                                                    SEC FILE
                                                                 NUMBER: 0-1590
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                                                                 CUSIP NUMBER:
                                                                   961754108
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(Check One):   [X] Form 10-K    [ ] Form 20-F          [ ] Form 11-K
               [ ] Form 10-Q    [ ] Form N-SAR

For Period Ended: December 31, 2003
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

                            THE WESTWOOD GROUP, INC.
                            (Full Name of Registrant)

                                       N/A
                           (Former Name if Applicable)

                               190 V.F.W. Parkway
           (Address of Principal Executive Office) (Street and Number)

                                Revere, MA 02151
                           (City, State and Zip Code)

PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report, semi-annual report, transition report on Form
       10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
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       prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ](c) The accountant's statement or other exhibit required by Rule
       12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Registrant is unable to file a Form 10-K Annual Report for the fiscal year ended December 31, 2003 by such form's due date without unreasonable effort or expense due to difficulties experienced by Registrant in completing its audited financial statements for such fiscal year, due in part to the fact that the Registrant currently does not have the financial personnel to complete the Form 10-K in a timely manner. The completed Form 10-K will be filed on or before April 14, 2004, fifteen calendar days after the prescribed due date.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Richard P. Dalton             (781)                   284-2600
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           (Name)                (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                            THE WESTWOOD GROUP, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 30, 2004            By: /s/ Richard P. Dalton
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                                    Name: Richard P. Dalton
                                    Title: Chief Executive Officer and President


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